Exhibit 10.2
Board Compensation Policy & Stock Ownership Requirements
IndyMac Bancorp Board and IndyMac Bank Board Annual Retainer
Each Non-Employee Director who serves on the IndyMac Bancorp Board of Directors and/or the Board of Directors of its wholly owned subsidiary, IndyMac Bank, shall receive an annual retainer of $75,000 for service on either or both the IndyMac Bancorp Board or the IndyMac Bank Board. Such annual retainer shall be prorated for Non-Employee Directors who join either Board of Directors during a calendar year. Each Non-Employee Director who serves on the Audit Committee of IndyMac Bancorp and/or IndyMac Bank shall receive an additional annual retainer of $20,000, for a total annual retainer of $95,000. The Presiding Director shall receive an additional annual retainer of $20,000.
If a Non-Employee Director serves solely on the Bank Board, this retainer, all other director fees and compensation, and any reimbursement of director expenses for that Director shall be the responsibility of and shall be paid by IndyMac Bank (provided that stock options and restricted stock shall be issued by IndyMac Bancorp). If a Non-Employee Director serves solely on the Bancorp Board or serves on both the Bank Board and the Bancorp Board, this retainer, all other Director fees and compensation, and any reimbursement of Director expenses for that Director shall be the responsibility of and shall be paid by IndyMac Bancorp.
IndyMac Bancorp Board and IndyMac Bank Board Committee Fees
No meeting fees will be paid for attendance at meetings of the Bancorp Board and/or Bank Board. However, each Non-Employee Director who serves on a Bancorp Board Committee or a Bank Board Committee shall receive fees for attendance at committee meetings as follows:

Committee Chairmen:	$2,500 per meeting for each meeting chaired in a calendar year

Committee Members: (including Chairmen)	No separate fee for the first 4 committee meetings (cumulative, for Directors serving on multiple distinct committees) attended in a calendar year
$2,500 for each committee meeting attended following the first 4 meetings attended in a calendar year
General Policies Relating to Payment of Board Committee Fees
1.	For each IndyMac Bancorp Board Committee for which there is a parallel IndyMac Bank Board Committee, to the extent a Board Committee fee is payable, only one Board Committee fee will be paid for attendance at the Bank and Bancorp Board Committee meetings, regardless of whether the parallel Board Committees meet jointly or separately, on the same day or within one or two days of each other.

Board Compensation & Stock Ownership Requirements
2.	It is intended that committee fees will be payable only for attendance at “formal” committee meetings. Each regular meeting of a Board Committee shall be considered a “formal” meeting. In the case of any other meetings, the Chairman of each Board Committee will be responsible for determining whether a “formal” Board Committee meeting has occurred and shall so notify the Corporate Secretary and provide the Corporate Secretary with the names of the Board Committee members who attended such meeting.

3.	Only Board Committee members will be paid for attendance at a “formal” Board Committee meeting, unless the Committee Chairman has specifically requested a non-member’s attendance and participation.
IndyMac Bancorp Board and IndyMac Bank Board Other Fees
Each Non-Employee Director shall receive a $2,500 fee per day for attendance at other qualifying Board related functions in his or her capacity as Director. The Chair of the Nominating and Governance Committee shall be responsible for determining whether such a Board related function has occurred and notifying the Corporate Secretary with the names of the Directors in attendance and the length of the function. Attendance and compensation for any such function shall be reported to the Nominating and Governance Committee at its next meeting.
Annual Grant of Equity Awards to Directors
1.	Each Non-Employee Director who serves on the Bancorp Board and/or the Bank Board shall receive an annual grant of equity awards (“Director Equity Awards”) under the 2002 Incentive Plan, as amended and restated from time to time (the “Plan”), subject to the following terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. Director Equity Awards shall be granted to Non-Employee Directors in the form of non-qualified options (“NQOs”) and Restricted Stock.
Director Option Awards
2. Option Grant. NQOs shall be granted to Non-Employee Directors, as follows:
a.	On the same date as the annual grant of Awards to Employees under the Plan in each calendar year after 2005 and during the term of the Plan (the “Regular Grant Date”), there shall be granted automatically (without any action by the Committee or the Board) to each Non-Employee Director then in office an NQO (the “Director Option Award”) to purchase the number of shares of Stock of the Company equal to 0.0125% of the issued and outstanding shares of Stock (excluding any Stock held in treasury by the Company) as of the end of the preceding fiscal year.

b.	Upon the election of a newly elected Non-Employee Director, there shall be granted automatically (without any action by the Committee or the Board) an NQO, the grant date of which shall be the date of such election, to each newly elected Non-Employee Director (the “New Director Option Award”) as follows:

Board Compensation & Stock Ownership Requirements

(i) if the Non-Employee Director is elected within six months after the most recent Regular Grant Date, the New Director Option Award shall cover the same number of shares of Stock for which Director Option Awards were granted to existing Non-Employee Directors on the most recent Regular Grant Date; and (ii) if the Non-Employee Director is elected more than six months after the most recent Regular Grant Date, but prior to the date on which Director Options are granted to existing Non-Employee Directors, the New Director Option Award shall cover one-half the number of shares of Stock for which the most recent Director Option Awards were granted to existing Non-Employee Directors on the most recent Regular Grant Date.

c.	In no event shall a Director Option Award granted under paragraph 2(a) above cover fewer than 3,750 shares of Stock.

d.	A Director Option Award and New Director Option Award shall entitle the Non-Employee Director to purchase shares of Stock at a price equal to the Fair Market Value of the Stock as of the date the Option is granted.

e.	For all subsequent provisions contained herein, Director Option Awards and New Director Option Awards shall be referred to collectively as “Director Option Awards.”
3.	Prior Plan. No Director Option shall be granted under any prior Company incentive plans to any Non-Employee Director for any calendar year for which a Director Option Award is granted under the Plan.

4.	Vesting. A Director Option Award held by a Non-Employee Director will become fully exercisable on the one-year anniversary of the date of grant. A recipient of a Director Option Award who ceases to be a Director shall forfeit the Director Option Award if it is not exercisable immediately prior to his or her date of termination; provided, however, that (i) if a recipient of a Director Option Award ceases to be a Director by reason of his or her death or Disability, any portion of the Director Option Award that is not then exercisable shall become exercisable on his or her date of termination; (ii) if a recipient of a Director Option Award ceases to be a Director because he or she is not renominated or reelected to the Board after at least five (5) years service as a Director, and if he or she remains on the Board until his or her normal term expires, then any portion of the Director Option Award that is not then exercisable shall become exercisable on his or her date of termination; and (iii) any Director Option Award that is held by an individual serving as a Director on the date of a Change in Control that is not then exercisable shall become exercisable on the date of the Change of Control.

5.	Exercise. To the extent that a Director Option Award is exercisable, it may be exercised in whole or in part by filing a written notice with the Stock Award Administrator of Bancorp at its corporate headquarters prior to the date the Option expires. Such notice shall specify the number of shares of Stock which the Director elects to purchase, and shall be accompanied by payment of the exercise price for such shares of Stock indicated by the Director’s election.

6.	Payment of Purchase Price. Upon exercise of a Director Option Award, the exercise price shall be paid in full using a method permitted under the Plan.

Board Compensation & Stock Ownership Requirements

7.	Expiration. A Director Option Award granted to a Non-Employee Director shall expire on the latest date permitted under the Plan. However, in no event shall the Director Option Award be exercisable after:
a.	If the termination occurs by reason of the Non-Employee Director’s (i) death,(ii) Disability, or (iii) ceasing to be a Director because he or she is not renominated or reelected to the Board after at least five (5) years service as a Director, provided that he or she remains on the Board until his or her normal term expires, the one-year anniversary of the date of termination of the Director;

b.	If the termination occurs by reason of Cause, the date of termination of the Director; and

c.	If the termination occurs for reasons other than as provided in (a) and (b) above, the three-month anniversary of the date of termination of the Director.
To the extent that any Director Option Award is not exercised prior to (i) a dissolution of Bancorp or (ii) a merger or other corporate event that Bancorp does not survive, and no provision is made for the assumption, conversion, substitution or exchange of the Option, the Director Option Award shall terminate upon the occurrence of such event.

For purposes of this Board Compensation Policy, “Cause” shall mean, with respect to any Non-Employee Director, termination from the Board on account of any act of (i) fraud or intentional misrepresentation, (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any subsidiary or affiliate, or (iii) conviction of a felony.
Director Restricted Stock Awards
8.	Restricted Stock Grant. Each Non-Employee Director shall be granted, in addition to a Director Option Award, a “Director Restricted Stock Award” covering a number of shares of Stock having a Fair Market Value equal to the value of the NQO issued pursuant to such Director Option Award under paragraph 2 (the “Covered Shares”). The value of such NQO shall be determined using the same valuation method as then used by the Company for financial reporting purposes. Director Restricted Stock Awards shall be granted at the same time as the Director Option Awards are granted.

9.	Restricted Period. The “Restricted Period” for the Covered Shares shall begin on the Regular Grant Date and end as to one-third of each Director Restricted Stock Award on the first, second and third anniversaries of the date of grant.

10.	Transfer and Forfeiture of Shares. A recipient of a Director Restricted Stock Award who ceases to be a Director shall forfeit the portion of the Director Restricted Stock Award that is not vested immediately prior to his or her date of termination; provided, however, that (i) if a recipient of a Director Restricted Stock Award ceases to be a Director by reason of his or her death or, Disability, any portion of the Director Restricted Stock Award that is not then vested shall become vested on his or her

Board Compensation & Stock Ownership Requirements

date of termination; (ii) if a recipient of a Director Option Award ceases to be a Director because he or she is not renominated or reelected to the Board after at least five (5) years service as a Director, and if he or she remains on the Board until his or her normal term expires, then any portion of the Director Option Award that is not then exercisable shall become exercisable on his or her date of termination; and (iii) any portion of a Director Restricted Stock Award that is held by an individual serving as a Director on the date of a Change in Control that is not then vested shall become vested on the date of the Change of Control. In the event of (i), (ii) or (iii) above, the Covered Shares shall be transferred to the Director free of all restrictions upon the date they become fully vested. If the Non-Employee Director remains a Director on the last day of the applicable Restricted Period, then, at the end of such Restricted Period, the applicable portion of the Covered Shares shall be transferred to the Director free of all restrictions.

11.	Dividends. Dividends, if any, accrued on Covered Shares during the Restricted Period shall be credited to the Non-Employee Director and held by the Company on his or her behalf. The Non-Employee Director’s interest in the dividends shall vest on the same date that his or her interest in the Covered Shares vest. In the event that any portions of the Covered Shares are forfeited in accordance with paragraph 10, the accrued and unpaid dividends relating to the Covered Shares also shall be forfeited.

12.	Voting. The Non-Employee Director shall not be prevented from voting the Covered Shares merely because those shares are subject to the restrictions imposed by the Plan; provided, however, that he or she shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which he or she has forfeited those shares.

13.	Ownership of Shares. The Covered Shares issued pursuant to any Director Restricted Stock Award shall be held by the Company’s stock transfer agent for the benefit of the Non-Employee Director until the end of the applicable Restricted Period. The Non-Employee Director shall be identified as the beneficial owner of the Covered Shares at the time the shares are issued.
Director Emeritus Plan
IndyMac Bancorp and IndyMac Bank have a Director Emeritus Plan (the “Emeritus Plan”), which provides a retiring Director, who is selected by the Board of Directors to participate in the program, with a benefit based upon the Director’s length of service and the Director’s level of cash compensation for the three years’ prior to selection into the Emeritus Plan. The Emeritus Plan requires that a Director who is selected to participate in the Plan agree to refrain from competing with IndyMac Bancorp or IndyMac Bank during the course of the Director’s participation in the Emeritus Plan. The Emeritus Plan is available only for Directors who served on the Bancorp Board or Bank Board as of December 31, 2005, or who already were participating in the Emeritus Plan as of such date.

Board Compensation & Stock Ownership Requirements

Stock Ownership Requirements
Stock options have traditionally been provided to directors and officers of publicly traded companies for two primary reasons. One, to more closely align the interests of directors and officers with those of shareholders, and two, to be a long-term compensation incentive. A number of surveys done in recent years roughly estimate that 1/3 of the surveyed companies have stock ownership guidelines and it is a growing trend. In addition, a stock ownership requirement is considered a “positive” by Institutional Shareholder Services (ISS) in measuring corporate governance. In order to ensure that IndyMac’s compensation programs have these two effects and to continue to improve our corporate governance profile, we have instituted stock ownership requirements for Section 16 Officers of IndyMac Bancorp (“Executive Officers”) (see separate “Stock Ownership Requirements for Executive Officers”) and for Non-Employee Directors of IndyMac Bank and/or IndyMac Bancorp.
The following is a requirement for Non-Employee Directors:
Each Non-Employee Director who has served as such for at least three years is expected at all times to own common shares of IndyMac Bancorp with a value equal to one times his or her then-current annual Board retainer fee.
Interpretive Rules
The “annual Board retainer fee” shall include the $75,000 base annual retainer, but it shall exclude any additional retainer for service as the Presiding Director and/or as a member of the Audit Committee of IndyMac Bancorp and/or IndyMac Bank, committee meeting fees, and the value of equity awards.
The value of vested stock options (net of tax), as determined by IndyMac, shall be included in computing whether a Non-Employee Director has met the stock ownership guidelines.
It is not the purpose or expectation of these requirements to require Non-Employee Directors to purchase stock in the open market if they fall below the expectations set out above; however, it is the purpose and expectation of these requirements that no Non-Employee Director will sell stock of IndyMac Bancorp (including stock obtained from the exercise of options) if the Director would fall below the relevant requirements after the sale of such stock.
The full value of stock that is held in joint ownership by a Non-Employee Director shall be treated as owned by him/her for purposes of these requirements, so long as he/she holds at least a 50% ownership interest in the stock.